UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

SCHEDULE 14A

(Rule 14a-101)

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.     )

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☐	Preliminary Proxy Statement	☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☒	Definitive Proxy Statement
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☐	Soliciting Material Under Rule 14a-12

QUAKER CITY BANCORP, INC.

(Name of Registrant as Specified in Its Charter)

N/A

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

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Quaker City Bancorp, Inc.
7021 Greenleaf Avenue
Whittier, CA 90602
(562) 907-2200

October 9, 2003

Dear Stockholder:

You are cordially invited to attend the 2003 Annual Meeting of Stockholders (the “Annual Meeting”) of Quaker City Bancorp, Inc. (the “Company”), the holding company for Quaker City Bank (the “Bank”), scheduled to be held on Wednesday, November 19, 2003, at the Radisson Hotel Whittier (formerly, the Whittier Hilton), 7320 Greenleaf Avenue, Whittier, California, at 10:00 a.m. local time. As described in the accompanying Notice of Annual Meeting of Stockholders and Proxy Statement, stockholders will be asked to vote on the election of directors for the Company. Directors and executive officers of the Company will be present at the Annual Meeting to respond to questions that our stockholders may have regarding the business to be transacted.

I urge you to vote your proxy as soon as possible.    Your vote is very important, regardless of the number of shares you own. Whether or not you plan to attend the Annual Meeting in person, I urge you to sign, date and return the enclosed proxy card promptly in the accompanying postage prepaid envelope. You may, of course, attend the Annual Meeting and vote in person even if you have previously returned your proxy card.

On behalf of the Board of Directors and all of the employees of the Company and the Bank, I thank you for your continued support.

Sincerely yours,

FREDERIC R. (RICK) McGILL
President and Chief Executive Officer

IMPORTANT: If your Quaker City Bancorp, Inc. shares are held in the name of a brokerage firm or another nominee, only it can execute a proxy on your behalf. To ensure that your shares are voted, please telephone the individual responsible for your account today and obtain instructions on how to direct him or her to execute a proxy on your behalf.

If you have any questions concerning the Proxy Statement or accompanying proxy card or if you need any help in voting your stock, please telephone Morrow & Co., Inc. at 1-800-662-5200 today.

PLEASE SIGN, DATE AND RETURN

THE ENCLOSED PROXY CARD TODAY.

Quaker City Bancorp, Inc.

7021 Greenleaf Avenue

Whittier, CA 90602

(562) 907-2200

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

To Be Held on November 19, 2003

NOTICE IS HEREBY GIVEN that the 2003 Annual Meeting of Stockholders (the “Annual Meeting”) of Quaker City Bancorp, Inc. (the “Company”), the holding company of Quaker City Bank, will be held on Wednesday, November 19, 2003, at the Radisson Hotel Whittier (formerly, the Whittier Hilton), 7320 Greenleaf Avenue, Whittier, California, at 10:00 a.m. local time, subject to adjournment or postponement by the Board of Directors, for the following purposes:

1. To elect three persons to the Board of Directors to serve until the annual meeting of stockholders to be held in the year 2006 and until their successors are duly elected and qualified; and

2. To transact such other business as may properly come before the Annual Meeting or any or all adjournments or postponements thereof.

Only holders of record of common stock, par value $.01 per share, of the Company on Monday, September 22, 2003, are entitled to notice of, and to vote at, the Annual Meeting and any adjournment or postponement thereof.

Prior to the voting thereof, a proxy may be revoked by the person executing such proxy by (i) filing with the Corporate Secretary of the Company, prior to the commencement of the Annual Meeting, either a written notice of revocation or a duly executed proxy bearing a later date, or (ii) by attending the Annual Meeting and voting in person.

By order of the Board of Directors

KATHRYN M. HENNIGAN
Corporate Secretary

Whittier, California

October 9, 2003

YOUR VOTE IS IMPORTANT.

TO VOTE YOUR SHARES, PLEASE SIGN AND DATE THE ENCLOSED PROXY CARD AND MAIL

IT PROMPTLY IN THE ENCLOSED RETURN ENVELOPE.

Quaker City Bancorp, Inc.

7021 Greenleaf Avenue

Whittier, CA 90602

(562) 907-2200

PROXY STATEMENT

2003 ANNUAL MEETING OF STOCKHOLDERS

To Be Held on November 19, 2003

INTRODUCTION

This Proxy Statement is furnished in connection with the solicitation by the Board of Directors (the “Board” or the “Board of Directors”) of Quaker City Bancorp, Inc., a Delaware corporation (the “Company”), the holding company of Quaker City Bank (the “Bank”), of proxies for use at the 2003 Annual Meeting of Stockholders of the Company (the “Annual Meeting”) scheduled to be held at the time and place and for the purposes set forth in the accompanying Notice of Annual Meeting of Stockholders.

INFORMATION REGARDING VOTING AT THE ANNUAL MEETING

General

At the Annual Meeting, the stockholders of the Company are being asked to consider and to vote upon the election of the three directors nominated by the Company’s Board of Directors to serve until the annual meeting of stockholders to be held in the year 2006. For information regarding the proposal relating to the election of directors, see the section of this Proxy Statement entitled “ELECTION OF DIRECTORS.” Shares represented by properly executed proxies received by the Company prior to the Annual Meeting will be voted at the Annual Meeting in the manner specified therein or, if no instructions are marked on the enclosed proxy card, FOR each of the director nominees identified on such card. Although management does not know of any matter other than the election of directors to be acted upon at the Annual Meeting, unless contrary instructions are given, shares represented by valid proxies will be voted by the persons named on the accompanying proxy card in accordance with their respective best judgment with respect to any other matters that may properly come before the Annual Meeting.

Execution of a proxy will not in any way affect a stockholder’s right to attend the Annual Meeting and vote in person, and any person giving a proxy has the right to revoke it at any time before it is exercised by (i) filing with the Corporate Secretary of the Company, prior to the commencement of the Annual Meeting, a duly executed instrument dated subsequent to such proxy revoking the same or a duly executed proxy bearing a later date, or (ii) attending the Annual Meeting and voting in person.

The mailing address of the principal executive offices of the Company is 7021 Greenleaf Avenue, Whittier, California 90602, and its telephone number is (562) 907-2200. The approximate date on which this Proxy Statement and the accompanying Notice of Annual Meeting of Stockholders and proxy card are first being sent to stockholders is October 10, 2003.

Record Date and Voting

Only stockholders of record on Monday, September 22, 2003 (the “Record Date”), will be entitled to notice of and to vote at the Annual Meeting. There were outstanding on the Record Date 6,307,540 shares of common stock, par value $.01 per share, of the Company (“Common Stock”) as adjusted for the 25% Common Stock dividends paid to stockholders by the Company on or about May 30, 1997 (the “1997 Stock Dividend”), June 30, 1998 (the “1998 Stock Dividend”), and June 28, 2002 (the “2002 Stock Dividend” and, together with the 1997 Stock Dividend and 1998 Stock Dividend, the “Stock Dividends”). All information set forth herein regarding beneficial ownership of Common Stock, as well as numbers of shares and exercise prices of outstanding awards under Company equity incentive plans has been adjusted, to the extent applicable, for the effect of the Stock Dividends. Each share of outstanding Common Stock is entitled to one vote on each matter to be voted on at the Annual Meeting.

As provided in the Company’s amended and restated certificate of incorporation, holders of Common Stock who beneficially own in excess of 10% of the outstanding shares of Common Stock (the “Limit”) are not entitled to any vote with respect to the shares held in excess of the Limit. A person or entity is deemed to beneficially own shares owned by an affiliate of, as well as persons acting in concert with, such person or entity. The Company’s amended and restated certificate of incorporation authorizes the Board of Directors (i) to make all determinations necessary to implement and apply the Limit, including determining whether persons or entities are acting in concert, and (ii) to demand that any person who is reasonably believed to beneficially own shares of Common Stock in excess of the Limit supply information to the Company to enable the Board to implement and apply the Limit.

The presence, in person or by proxy, of the holders of at least a majority of the total number of shares of Common Stock entitled to vote (after subtracting any shares held in excess of the Limit pursuant to the Company’s amended and restated certificate of incorporation) is necessary to constitute a quorum at the Annual Meeting. In the event that there are not sufficient votes for a quorum at the time of the Annual Meeting, the Annual Meeting may be adjourned in order to permit the further solicitation of proxies.

Abstentions and broker non-votes are counted for the purpose of determining the presence or absence of a quorum for the transaction of business. With regard to the election of directors, votes may be cast in favor or withheld; votes that are withheld will be excluded entirely from the vote and will have no effect. Abstentions are counted in tabulations of the votes cast on proposals presented to stockholders other than the election of directors, thus having the effect of a negative vote, whereas broker non-votes are not counted for purposes of determining whether a proposal has been approved. Directors will be elected by a plurality of the votes of the shares of Common Stock present in person or represented by proxy and entitled to vote on the election of directors. Approval of any stockholder proposals that properly come before an annual meeting requires the affirmative vote of a majority of the shares of Common Stock present, in person or represented by proxy, at the annual meeting and entitled to vote on the subject matter. Shares held in excess of the Limit will not be counted for either the purpose of determining the presence or absence of a quorum or whether a proposal has been approved.

Solicitation

The cost of preparing, assembling and mailing the Notice of Annual Meeting of Stockholders, this Proxy Statement and the enclosed proxy card will be paid by the Company. Following the mailing of this Proxy Statement, directors, officers and other employees of the Company may solicit proxies by mail, telephone, telegraph, facsimile, e-mail or personal interview. Such persons will receive no additional compensation for such services. Brokerage houses and other nominees, fiduciaries and custodians nominally holding shares of Common Stock of record will be requested to forward proxy soliciting material to the beneficial owners of such shares, and will be reimbursed by the Company for their reasonable charges and expenses in connection therewith. In addition, the Company has retained proxy solicitor Morrow & Co., Inc. (“Morrow & Co.”) to assist in the solicitation of proxies. Morrow & Co. may solicit proxies by mail, telephone, telegraph, facsimile, e-mail and personal solicitation, and will request brokerage houses and other nominees, fiduciaries and custodians nominally holding shares of Common Stock of record to forward proxy soliciting material to the beneficial owners of such shares. For these services, the Company will pay Morrow & Co. a fee estimated not to exceed $6,000, plus reimbursement for reasonable out-of-pocket expenses.

The date of this Proxy Statement is October 9, 2003.

DIRECTORS AND EXECUTIVE OFFICERS

Directors

The following table sets forth certain information, except where otherwise indicated, as of June 30, 2003 with respect to the directors of the Company and the Bank. Each of the directors of the Company serves a three-year term and approximately one-third of the directors are elected at each annual meeting of stockholders. The Bank continues to have a classified board, approximately one-third of the members of which are elected each year to serve three-year terms.

Name of Director	Age	First Became Director of Bank	Term as Bank Director Expires	First Became Director of Company	Term as Company Director Expires	Positions Held with the Company and the Bank
J.L. Thomas	67	1975	2003	1993	2003	Director and Chairman of the Board
Frederic R. McGill	56	1995	2004	1995	2004	Director, President and Chief Executive Officer
David S. Engelman	65	1999	2005	1999	2005	Director
Alfred J. Gobar	70	1992	2004	1993	2004	Director
Wayne L. Harvey	65	1981	2003	1993	2003	Director
David K. Leichtfuss	58	1991	2005	1993	2005	Director
Edward L. Miller	66	1985	2003	1993	2003	Director

Set forth below is certain information concerning the principal occupation and business experience of each of the directors during the past five years.

J.L. Thomas is Chairman of the Company and the Bank. Mr. Thomas served as President and Chief Executive Officer of the Company since its formation in 1993 until July, 1996. Mr. Thomas joined the Bank in 1961, and was elected to the Board of Directors in 1975. Mr. Thomas served as Chief Operating Officer of the Bank from 1976 to 1982, and became its President and Chief Executive Officer in 1982, serving in that capacity until July, 1996. Mr. Thomas also serves as the Chairman of the Board of Directors of Quaker City Financial Corp., a wholly owned subsidiary of the Bank (“QCFC”), and of Quaker City Neighborhood Development, Inc., a wholly owned subsidiary of the Company (“QCND”).

Frederic R. (Rick) McGill served as Executive Vice President and Chief Operating Officer of the Company since its formation in 1993, serving in that capacity until July, 1996. Mr. McGill joined the Bank in 1991 as Executive Vice President and Chief Operating Officer. Mr. McGill was appointed President and elected to the Board of Directors of the Company and the Bank in 1995, and was appointed Chief Executive Officer effective July 1, 1996. Prior to joining the Bank, Mr. McGill was an independent financial consultant specializing in mortgage banking. Mr. McGill has over 30 years of experience in the banking industry. Mr. McGill has also served as the Chief Executive Officer of QCFC since 1991 and of QCND since July 1, 1996.

David S. Engelman, a private investor, served as Chairman, Chief Executive Officer and President of UnionFed Financial Corporation from 1991 until 1997 and held the same positions at its subsidiary, Union Federal Bank. Mr. Engelman is a director of Fleetwood Enterprises, Inc., and from February, 2002 until September, 2002, he served as its Chief Executive Officer and President on an interim basis. Mr. Engelman also serves as a director of MGIC Investment Corporation and Mortgage Guaranty Insurance Corporation, and is a former director of Long Beach Financial Corporation where he served from 1997 until 1999. Mr. Engelman was appointed a director of the Company and the Bank effective September, 1999. Mr. Engelman is the Chairman of the Bank’s Philanthropy Committee.

Alfred J. Gobar, retired, was previously the President and Chairman of AJGA, Inc., an economics consulting firm, and had held such positions from 1990 until 2000. Prior to 1990, Mr. Gobar served as President and Chairman of Alfred Gobar Associates, Inc., a family-owned economics consulting firm. Mr. Gobar has been a director of the Bank since 1992 and of the Company since its formation in 1993. Mr. Gobar is the Chairman of the Bank’s Loan Committee.

Wayne L. Harvey, retired, was previously the Managing Partner of Harvey & Parmelee, certified public accountants, and was with such firm from 1958 until 1998. Mr. Harvey has been a director of the Bank since 1981 and of the Company since its formation in 1993. Mr. Harvey is the Chairman of the Company’s Audit and Nominating Committees.

David K. Leichtfuss is the President of Broadview Mortgage Corp., a mortgage banking company that specializes in residential permanent financing, and has been with such company since 1988. Mr. Leichtfuss has been a director of the Bank since 1991 and of the Company since its formation in 1993.

Edward L. Miller is a partner of the law firm of Bewley, Lassleben & Miller, LLP and has been associated with such firm since 1963. Mr. Miller has been a director of the Bank since 1985 and of the Company since its formation in 1993. Mr. Miller is the Chairman of the Compensation Committee of the Company’s Board.

Committees of the Board of Directors

The Company’s Board of Directors has a standing Audit Committee, Compensation Committee and Nominating Committee.

The Audit Committee held six meetings during fiscal 2003, and currently consists of Messrs. Harvey (Chairman), Miller and Engelman. The Audit Committee’s responsibilities are generally to assist the Board in fulfilling its legal and fiduciary responsibilities relating to accounting, audit and reporting policies and practices of the Company, the Bank and their subsidiaries. In addition, among other things, the Audit Committee’s responsibilities are to oversee the Company’s accounting and financial reporting processes, report the results of its activities to the Company’s Board of Directors, approve the selection of the Company’s independent auditors, review the Company’s periodic filings with the management and independent auditors prior to filing, and review and respond to any matters raised by the independent auditors in their management letter. The Board has adopted a written charter for the Audit Committee, which was amended and restated by the Board on July 16, 2003, a copy of which is attached to this Proxy Statement as Appendix A. Each of the members of the Audit Committee is independent as defined under the National Association of Securities Dealers’ (“NASD”) current listing standards. The Company’s Board of Directors has designated Mr. Harvey as the audit committee financial expert, as defined under Item 401(h) of Regulation S-K. Mr. Harvey is independent as that term is used in Item 7(d)(3)(iv) of Schedule 14A promulgated under the Securities Exchange Act of 1934, as amended (the “Exchange Act”).

The Compensation Committee held four meetings during fiscal 2003, and currently consists of Messrs. Miller (Chairman), Harvey and Engelman. The Compensation Committee is authorized to review salaries and compensation, including noncash benefits, of directors, officers and other employees of the Company, and to recommend to the Board salaries, remuneration and other forms of additional compensation and benefits as it deems necessary. In July, 1996, the Board established a subcommittee of the Compensation Committee, currently made up of two non-employee directors, Messrs. Engelman and Harvey, whose principal responsibility is to administer for purposes of Section 16 of the Exchange Act, and the rules promulgated thereunder, the equity incentive plans of the Company with respect to certain transactions by executive officers and directors of the Company. Each of the members of the Compensation Committee is an independent director as defined under the NASD current listing standards.

The Nominating Committee held one meeting during fiscal 2003. Additionally, the Nominating Committee held a meeting on September 17, 2003, in anticipation of the Annual Meeting. The Nominating Committee currently consists of Messrs. Harvey (Chairman), Gobar and Engelman. The purpose of the Nominating Committee is to select nominees for election as directors. The candidates for election at the Annual Meeting were nominated by the Nominating Committee, which nominations were ratified by the Board of Directors. In accordance with Section 6 of Article I of the Company’s bylaws (a copy of which is available upon request to the Corporate Secretary of the Company), stockholder nominations for election of directors will be considered by the Nominating Committee and may be voted on at an annual meeting only if such nominations are made pursuant to written notice timely given to the Corporate Secretary accompanied by certain information. To be timely, a stockholder’s written notice must be delivered to, or mailed to and received at, the principal executive offices of the Company not less than 90 days prior to the date of the annual meeting, provided that, in the event that less than 100 days’ notice or prior disclosure of the date of the annual meeting is given or made to stockholders, a stockholder’s notice will be timely if received not later than the tenth day following the day on which such notice of the date of the annual meeting is mailed or such public disclosure is made. Such stockholder’s notice must set forth with respect to each director nominee all of the information relating to such person that is required to be disclosed in solicitations for elections of directors under the rules of the Securities and Exchange Commission (“SEC”) and the stockholder’s name and address, as they appear on the Company’s books, and the number of shares of Common Stock owned by the stockholder giving the notice.

Meetings of the Board of Directors

During fiscal 2003, there were ten meetings of the Board of Directors of the Company. Each director attended at least 75% of the meetings of the Board of Directors and the committees of the Board of Directors on which such director served during fiscal 2003.

Compensation of Directors

Directors’ Fees. The Company does not currently pay directors’ fees. The directors of the Bank each receive a monthly retainer fee of $2,200; beginning July, 2003, the monthly retainer was increased to $2,500. The monthly retainer for the Chairman of the Board was increased to $3,000, effective July, 2002, and will remain at that level during fiscal 2004. During fiscal 2003, non-employee directors were paid $300 for their attendance at each meeting of each committee on which they served; beginning July, 2003, the committee meeting fees for non-employee directors were increased to $400 per meeting. The $600 monthly retainer paid to the Audit Committee Chairman for general services in addition to attendance at meetings was increased to $1,000, effective July 1, 2003, due to the increased level of responsibility.

Directors’ Options. In 1993, the Company adopted a stock option plan for directors who are not officers or employees of the Company or its affiliates. See “COMPENSATION AND OTHER INFORMATION—Outside Directors’ Option Plan,” below. In 1997, the Company adopted a plan for employees and directors that provides for the grant of awards (“Awards”) in the form of stock options (including incentive stock options and nonqualified stock options), restricted stock, stock appreciation rights, stock payments, dividend equivalents, stock bonuses, stock sales, phantom stock, and other stock-based benefits. See “COMPENSATION AND OTHER INFORMATION—1997 Stock Incentive Plan,” below. The 1997 Stock Incentive Plan was amended and restated in September, 2002 (together with any predecessor plan as in effect at the time of any prior Award, the “1997 Stock

Incentive Plan”). In June 2000, 2001, and 2002, grants of 5,000 nonqualified stock options (6,250 nonqualified stock options in each of June, 2000, 2001, and 2002, as adjusted for the 2002 Stock Dividend) with vesting on the first anniversary of the option grant date were made to each of the non-employee directors, which options were granted at exercise prices of $12.10, $23.20, and $31.15 per share, respectively. From October, 2000 to June, 2002, the Chairman of the Board received a quarterly grant of 1,250 nonqualified stock options (1,563 nonqualified stock options as adjusted for the 2002 Stock Dividend), valued at the closing market price of the Common Stock as reported on the Nasdaq National Market System on the first business day of the quarter. Beginning July 1, 2002 and for fiscal 2004, the number of stock options to be granted to the Chairman of the Board on a quarterly basis was increased to 1,565.

In 2002, the Company adopted a plan for employees and directors that provides for the grant of Awards. See “COMPENSATION AND OTHER INFORMATION—2002 Equity Incentive Plan,” below. In June, 2003, grants of 5,000 nonqualified stock options with vesting on the first anniversary of the option grant date were made to each of the non-employee directors, which options were granted at the exercise price of $41.21 per share.

Executive Officers

Set forth below are the names of the executive officers of the Company, together with the positions held by those persons, as of June 30, 2003. The executive officers serve at the pleasure of the Company’s Board of Directors; however, the Company has entered into an employment agreement with Mr. McGill, which agreement is described under “COMPENSATION AND OTHER INFORMATION—Employment Agreements and Change in Control Arrangements.”

Name	Age	Position (1)
Elizabeth A. Conrado	51	Senior Vice President, Single Family Lending of the Bank
Kathryn M. Hennigan	52	Senior Vice President, Administrative Services and Corporate Secretary
Hank H. Kadowaki	56	Senior Vice President, Income Property Lending of the Bank
Frederic R. McGill	56	President, Chief Executive Officer and Director
Jerrold S. Perisho	51	Senior Vice President, In-Store Banking of the Bank
Harold L. Rams	57	Senior Vice President, Capital Markets of the Bank
Robert C. Teeling	53	Senior Vice President, Retail Banking of the Bank
Teresa A. Thompson	45	Senior Vice President, Loan Service of the Bank
Dwight L. Wilson	55	Senior Vice President, Treasurer and Chief Financial Officer

(1) Unless	otherwise indicated, the position is with both the Company and the Bank.

Set forth below is certain information concerning the business experience during the past five years of each of the individuals named above (for information concerning Mr. McGill see “—Directors” above).

Elizabeth A. Conrado joined the Bank in February, 2002 as Senior Vice President, Single Family Lending. Prior to joining the Bank, Ms. Conrado was Vice President, Mortgage Lending Division of Kinecta Federal Credit Union from March, 2000 to October, 2001, and Regional Manager, Nationwide Credit Unions of Countrywide Home Loans from January, 1999 to January, 2000. Prior to joining Countrywide Home Loans, Ms. Conrado held various executive positions with BankAmerica Mortgage for approximately 10 years, the last of which was as Assistant Vice President, Wholesale Acquisition Officer from January, 1995 to December, 1998.

Kathryn M. Hennigan has served as Senior Vice President, Administrative Services and Corporate Secretary of the Company since its formation in 1993. Ms. Hennigan joined the Bank in 1992 as the Human Resource Manager. Ms. Hennigan was promoted to Senior Vice President, Administrative Services and Corporate

Secretary of the Bank in January, 1993. Prior to joining the Bank, Ms. Hennigan held various management and administrative positions, including principal for seven years at a senior high school in Fullerton, California.

Hank H. Kadowaki joined the Bank in 1994 as Major Loan Manager, and was promoted to Senior Vice President, Income Property Lending of the Bank in April, 1998. Prior to joining the Bank, Mr. Kadowaki had over 15 years experience in commercial and multifamily lending.

Jerrold S. Perisho joined the Bank in May, 2000 as Senior Vice President, In-Store Banking. Prior to joining the Bank, Mr. Perisho was executive director of the Whittier Boys & Girls Club from December, 1992 to April, 2000. Mr. Perisho has over 10 years of experience in credit union management.

Harold L. Rams joined the Bank in 1975 and currently serves as Senior Vice President, Capital Markets. Mr. Rams previously held the position of Senior Vice President, Single Family Lending from February, 1980 to February, 2002. Mr. Rams has over 30 years of experience in the banking industry.

Robert C. Teeling joined the Bank in 1991 as the Senior Vice President, Retail Banking. Prior to joining the Bank, Mr. Teeling had over 20 years of experience in retail banking with various savings and loan associations in the southern California area.

Teresa A. Thompson joined the Bank in November, 2002 as Senior Vice President, Loan Service. Prior to joining the Bank, Ms. Thompson was Vice President, Loan Operations Manager at Southern Pacific Bank in Torrance, California from July, 1999 to November, 2002. Ms. Thompson has over 20 years of experience in mortgage lending and loan servicing management.

Dwight L. Wilson has served as Senior Vice President, Treasurer and Chief Financial Officer of the Company since its formation in 1993. Mr. Wilson joined the Bank in 1976 as the Assistant Controller and held that position until 1979. Mr. Wilson served as the Controller of the Bank from 1979 to 1985. Since 1985, Mr. Wilson has been the Treasurer and Chief Financial Officer of the Bank and QCFC.

SECURITY OWNERSHIP OF MANAGEMENT

The following table sets forth the shares of Common Stock beneficially owned as of September 22, 2003, the Record Date, by each director (and director nominee), by the Chief Executive Officer and the four most highly compensated executive officers of the Company and/or the Bank who were serving as executive officers at June 30, 2003 (the “Named Executive Officers”) and by all directors and executive officers of the Company as a group.

Name and Address (1)	Title of Position (2)	Shares of Common Stock Beneficially Owned (3)(4)	Percentage of Class (5)
J.L. Thomas (6)	Chairman of the Board	123,557	1.95%
Frederic R. McGill (7)	President and Chief Executive Officer	260,517	4.02%
David S. Engelman (8)	Director	13,125	*
Alfred J. Gobar (9)	Director	196,612	3.11%
Wayne L. Harvey (10)	Director	125,347	1.98%
David K. Leichtfuss (11)	Director	72,365	1.14%
Edward L. Miller (12)	Director	177,036	2.80%
Dwight L. Wilson (13)	Senior Vice President, Treasurer and Chief Financial Officer	68,952	1.09%
Harold L. Rams (14)	Senior Vice President, Capital Markets of the Bank	51,007	*
Kathryn M. Hennigan (15)	Senior Vice President, Administrative Services and Corporate Secretary	72,473	1.14%
Hank H. Kadowaki (16)	Senior Vice President, Income Property Lending of the Bank	60,342	*
All directors and executive officers as a group (15 persons) (17)		1,278,299	18.86%

*	Does not exceed 1.0% of the Company’s voting securities.
(1)	The address of each person is c/o Quaker City Bancorp, Inc., 7021 Greenleaf Avenue, Whittier, California 90602.
(2)	Titles are for both the Company and the Bank unless otherwise indicated.
(3)	Each person effectively exercises sole (or shares with a spouse or other immediate family member) voting and dispositive power as to shares reported.
(4)	All shares beneficially owned have been adjusted for the Stock Dividends.
(5)	Percentage of class is based upon 6,307,540 shares of Common Stock outstanding as of the Record Date.
(6)	Includes 39,384 shares subject to currently exercisable options granted under the 1997 Stock Incentive Plan, and 1,565 shares subject to currently exercisable options granted under the 2002 Equity Incentive Plan.
(7)	Includes 22,281 allocated shares under the Employee Stock Ownership Plan (the “ESOP”), and 167,708 shares subject to currently exercisable options granted under the 1997 Stock Incentive Plan.
(8)	Includes 3,857 shares subject to options granted under the 1993 Stock Option Plan for Outside Directors (the “Outside Directors’ Option Plan”), which options are all currently exercisable, and 7,393 shares subject to currently exercisable options granted under the 1997 Stock Incentive Plan.
(9)	Includes 5,000 shares subject to currently exercisable options granted under the 1997 Stock Incentive Plan.
(10)	Includes 25,313 shares subject to currently exercisable options granted under the 1997 Stock Incentive Plan.
(11)	Includes 25,313 shares subject to currently exercisable options granted under the 1997 Stock Incentive Plan.

(12)	Includes 25,313 shares subject to currently exercisable options granted under the 1997 Stock Incentive Plan, and 44,390 shares held by three irrevocable trusts for the benefit of Mr. Miller’s grandchildren, the beneficial ownership of which shares Mr. Miller disclaims. Mr. Miller and his wife, Mary O. Miller, are the trustees of all three trusts.
(13)	Includes 20,574 allocated shares under the ESOP, 2,722 shares subject to options granted under the 1993 Management Option Plan, which options are all currently exercisable, and 31,375 shares subject to currently exercisable options granted under the 1997 Stock Incentive Plan.
(14)	Includes 19,372 allocated shares under the ESOP, and 25,125 shares subject to currently exercisable options granted under the 1997 Stock Incentive Plan.
(15)	Includes 17,403 allocated shares under the ESOP, and 31,375 shares subject to currently exercisable options granted under the 1997 Stock Incentive Plan.
(16)	Includes 12,560 allocated shares under the ESOP, and 43,875 shares subject to currently exercisable options granted under the 1997 Stock Incentive Plan.
(17)	Includes 109,262 allocated shares under the ESOP, 3,857 shares subject to options granted under the Outside Directors’ Option Plan, which options are all currently exercisable, 2,722 shares subject to options granted under the 1993 Management Option Plan, which options are all currently exercisable, 459,609 shares subject to currently exercisable options granted under the 1997 Stock Incentive Plan, and 3,232 shares subject to currently exercisable options granted under the 2002 Equity Incentive Plan.

COMPENSATION AND OTHER INFORMATION

Summary Compensation Table

The following table sets forth the compensation paid by the Company, including any of its subsidiaries, to the Named Executive Officers for their service during the fiscal years ended June 30, 2003, 2002, and 2001.

Name and Principal Position	Annual Compensation (1)					Long Term Compensation Awards	All Other Compensation ($)
	Fiscal Year	Salary ($)		Bonus ($)		Securities Underlying Options (#)
Frederic R. McGill President and Chief Executive Officer	2003 2002 2001	$ $ $	345,000 320,000 295,000	$ $ $	192,682 217,600 196,175	19,000 17,500 —	$ $ $	130,348 114,479 97,862	(2)

Dwight L. Wilson Senior Vice President, Treasurer and Chief Financial Officer	2003 2002 2001	$ $ $	168,000 160,024 150,900	$ $ $	55,118 61,834 57,221	9,900 9,750 —	$ $ $	52,079 45,635 26,479	(2)

Kathryn M. Hennigan Senior Vice President, Administrative Services and Corporate Secretary	2003 2002 2001	$ $ $	147,125 137,500 122,500	$ $ $	50,476 53,130 46,452	8,700 9,750 —	$ $ $	20,569 20,688 17,602	(2)

Harold L. Rams Senior Vice President, Capital Markets of the Bank	2003 2002 2001	$ $ $	135,450 126,150 126,150	$ $ $	47,153 50,259 47,836	7,950 9,750 —	$ $ $	32,468 35,437 18,268	(2)

Hank H. Kadowaki Senior Vice President, Income Property Lending of the Bank	2003 2002 2001	$ $ $	134,820 126,000 116,700	$ $ $	45,850 49,065 44,252	8,100 9,750 —	$ $ $	18,244 17,561 16,843	(2)

(1)	Under “Annual Compensation,” the column titled “Salary” includes deferred compensation and the column titled “Bonus” consists of payments earned under the Bank’s Incentive Compensation Plan in the reported fiscal year.
(2)	Includes the following contributions to the designated plans by the Bank on behalf of the Named Executive Officers (all amounts are for plan year January 1 – December 31, 2002):
(a)	matching contributions under the Bank’s 401(k) Plan of $3,851, $4,534, $1,720, $2,659 and $1,695 for Mr. McGill, Mr. Wilson, Ms. Hennigan, Mr. Rams and Mr. Kadowaki, respectively;
(b)	$5,474, $5,474, $5,349, $4,975 and $4,912 representing the cost of the shares allocated under the ESOP, including forfeitures, for the benefit of Mr. McGill, Mr. Wilson, Ms. Hennigan, Mr. Rams and Mr. Kadowaki, respectively;

(c)	contributions under the Quaker City Bank Employees Retirement Income Plan of $31,561, $42,071, $11,634, $24,056 and $9,743 to the accounts of Mr. McGill, Mr. Wilson, Ms. Hennigan, Mr. Rams and Mr. Kadowaki, respectively; and
(d)	the value of benefits accrued under the Bank’s non-qualified benefit plan of $89,462, $0, $1,866, $778 and $1,894 for Mr. McGill, Mr. Wilson, Ms. Hennigan, Mr. Rams and Mr. Kadowaki, respectively.

Stock Options

The following table sets forth the number of grants of stock options by the Company during fiscal 2003 to the Named Executive Officers. All shares of Common Stock reserved under the 1993 Management Option Plan are subject to outstanding options and no shares remain available under the 1993 Management Option Plan for future option grants. On July 27, 2002, the 1997 Stock Incentive Plan expired and, as of such date, the Company was not permitted to grant any further Awards in respect of the 1,616 shares of Common Stock that remained available for issuance thereunder. As of June 30, 2003, 208,333 shares of Common Stock remained available for issuance under the 2002 Equity Incentive Plan.

Option/SAR Grants in Last Fiscal Year

	Individual Grants				Potential Realizable Value at Assumed Annual Rates of Stock Price Appreciation for Option Term
	Number of Securities Underlying	% of Total Options/SARs Granted to	Exercise or Base
Name	Options/SARs Granted (#)	Employees in Fiscal Year	Price ($/Sh)	Expiration Date	5% ($)	10% ($)

Frederic R. McGill	19,000	22.70%	$41.21	06/19/13	$493,240	$1,244,880
Dwight L. Wilson	9,900	11.83%	$41.21	06/19/13	$257,004	$648,648
Kathryn M. Hennigan	8,700	10.39%	$41.21	06/19/13	$225,852	$570,024
Harold L. Rams	7,950	9.50%	$41.21	06/19/13	$206,382	$520,884
Hank H. Kadowaki	8,100	9.68%	$41.21	06/19/13	$210,276	$530,712

The following table sets forth the number of shares of Common Stock covered by options granted under the 1993 Management Option Plan, the 1997 Stock Incentive Plan, and the 2002 Equity Incentive Plan held by the Named Executive Officers at June 30, 2003. The Named Executive Officers do not hold any options granted under the Outside Directors’ Option Plan. The form of Awards that could have been granted under the 1997 Stock Incentive Plan and may be granted under the 2002 Equity Incentive Plan includes stock options, restricted stock, stock appreciation rights, stock payments, dividend equivalents, stock bonuses, stock sales, phantom stock and other stock-based benefits. The following table also sets forth the value of unexercised options granted under the 1993 Management Option Plan, the 1997 Stock Incentive Plan, and the 2002 Equity Incentive Plan that were in-the-money at June 30, 2003. Options are “in-the-money” if the fair market value of the shares covered thereby is greater than the option exercise price.

Aggregated Option/SAR Exercises in Last Fiscal Year

and Fiscal Year-End Option/SAR Values

Name	Shares Acquired On Exercise (#)	Value Realized ($)	Number of Securities Underlying Unexercised Options At Fiscal Year-End (#)		Value of Unexercised In-the-Money Options At Fiscal Year-End ($) (1)
			Exercisable	Unexercisable	Exercisable	Unexercisable
Frederic R. McGill	54,369	$1,555,309	167,709	30,666	$4,742,154	$183,088
Dwight L. Wilson	33,500	$1,045,525	40,097	16,399	$1,182,546	$103,394
Kathryn M. Hennigan	41,582	$1,303,290	31,375	15,199	$853,290	$102,938
Harold L. Rams	—	—	25,125	14,449	$673,978	$102,653
Hank H. Kadowaki	—	—	43,875	14,599	$1,193,790	$102,710

(1)	The values of unexercised in-the-money options set forth in the table have been calculated, in accordance with requirements promulgated by the SEC, by determining the difference between the fair market value of the underlying Common Stock at fiscal year-end and the exercise price of the options.

Employment Agreements and Change in Control Arrangements

In connection with the conversion of the Bank from mutual to stock form in December, 1993 (the “Conversion”) and the commencement of operations by the Company as the holding company thereof, the Bank and the Company entered into employment agreements with Messrs. Thomas and McGill. Mr. Thomas’ employment agreements with the Bank and the Company terminated on September 25, 2000, his sixty-fifth birthday. The Bank and the Company also entered into change in control agreements, which are two-year agreements, with Messrs. Wilson, Rams and Kadowaki, and with Ms. Hennigan. The employment agreements and change in control agreements were entered into with the intent of ensuring that the Bank and the Company would be able to maintain a stable and competent management base after the Conversion. The continued success of the Bank and the Company depends to a significant degree on the skills and competence of these individuals.

Employment Agreements with Mr. McGill

Mr. McGill’s employment agreements with the Bank and the Company provide for an initial three-year term. Commencing on the first anniversary date and continuing on each anniversary date thereafter, the Board of Directors of the Bank may extend the employment agreement with the Bank for an additional year such that the remaining term shall be the amount of the original term unless written notice of non-renewal is given by the Board of Directors of the Bank after conducting a performance evaluation of Mr. McGill. Effective June 30, 2003, the Bank’s Board extended Mr. McGill’s employment agreement until June 30, 2006. With respect to his employment agreement with the Company, commencing on the date of execution of the employment agreement with the Company, the term of the employment agreement for Mr. McGill extends, unless earlier terminated, one day each day until such time as the Company’s Board of Directors or Mr. McGill elects not to extend the term of the employment agreement by giving written notice to the other party, in which case the term of the employment agreement will be fixed and will end on the third anniversary date of the written notice.

The employment agreements with the Bank and the Company provide that Mr. McGill will receive an annual base salary of $370,000, which base salary will be reviewed annually by the Board of the Bank. In addition to the base salary, the employment agreements provide for, among other things, disability pay, participation in stock benefit plans and other fringe benefits applicable to executive personnel.

The employment agreements provide for termination by the Bank or the Company for cause at any time. In the event the Bank or the Company chooses to terminate Mr. McGill’s employment for reasons other than for cause or for disability, or in the event of his resignation from the Bank and the Company upon (i) failure to re-elect Mr. McGill to his current offices; (ii) a material change in his functions, duties or responsibilities, or relocation of his principal place of employment, or a material reduction in benefits or perquisites; (iii) liquidation or dissolution of the Bank or the Company; or (iv) a breach of the employment agreement by the Bank or the Company, Mr. McGill or, in the event of death, his beneficiary, would be entitled to receive an amount equal to the aggregate of (a) the amount of the remaining salary payments that he would have earned if he continued his employment with the Bank or Company during the remaining unexpired term of the employment agreement at his defined base salary on the date he was terminated; (b) the average of the amount of bonus and any other cash compensation paid to him during the term of the employment agreement times the remaining number of years of the employment agreement and any fraction thereof, and (c) an amount equal to the average of the annual contributions that were made on Mr. McGill’s behalf to any employee benefit plan of the Company or Bank during the term of the employment agreement times the remaining number of years of the employment agreement and any fraction thereof.

If termination of employment follows a “change in control” of the Bank or the Company, as defined in the employment agreement, Mr. McGill or, in the event of death, his beneficiary, would be entitled to an aggregate payment from the Bank and the Company equal to the greater of: (i) the payments due for the remaining term of the agreement; or (ii) three times Mr. McGill’s average annual compensation for the three preceding taxable years, including bonuses and any other cash compensation paid or to be paid to Mr. McGill during such years, and the amount of any contributions made or to be made to any employee benefit plan. The Bank and the Company would also continue his health and disability coverage for the remaining unexpired term of the employment agreements to the extent allowed by the plans or policies maintained by the Company or Bank from time to time. Payments to Mr. McGill under the Bank’s employment agreements are guaranteed by the Company in the event that payments or benefits are not paid by the Bank. The employment agreements also provide for reduced benefits to Mr. McGill upon termination of employment due to disability and further provide that the Bank and Company shall indemnify him to the fullest extent allowable under federal and Delaware law. In the event of a change in control, based upon fiscal 2003 salary and bonus, Mr. McGill would receive approximately $1,695,846 in severance payments in addition to other cash and noncash benefits provided under the employment agreements.

Change in Control Agreements

The change in control agreements with the Bank and the Company provide for a two-year term for Messrs. Wilson, Rams and Kadowaki, and Ms. Hennigan (each, an “Executive”). Commencing on the first anniversary date and continuing on each anniversary thereafter, the change in control agreements may be extended by the Board of Directors of the Bank for a year so that the remaining terms shall be two years. Effective June 30, 2003, the Bank’s Board extended the term of the change in control agreements with each Executive until June 30, 2005. Commencing on the date of execution of the change in control agreement with the Company, the term of the change in control agreement extends for one day each day until such time as the Board of Directors of the Company or the Executive elects not to extend the term of the change in control agreement by giving written notice to the other party, in which case the term of the change in control agreement will be fixed and will end on the second anniversary date of the written notice. Each change in control agreement provides that at any time following a change in control of the Company or the Bank, if the Company or the Bank terminates the Executive’s employment for any reason other than cause, the Executive or, in the event of death, the Executive’s beneficiary would be entitled to receive an aggregate payment from the Bank and the Company equal to two times the Executive’s average annual salary for the two preceding taxable years, including bonuses and any other cash compensation paid or to be paid to the Executive during such years and the amount of any contributions made or to be made to any employee benefit plan. The Bank and the Company would also continue the Executive’s life, health and disability coverage for the remaining unexpired term of the Executive’s change in control agreement to the extent allowed by the plans or policies maintained by the Company or Bank from time to time. Payments to the Executive under the Bank’s change in control agreements are guaranteed by the Company in the event that payments or benefits are not paid by the Bank. If a change in control occurs, based upon fiscal 2003 salary and bonus, the amounts payable to Messrs. Wilson, Rams, and Kadowaki, and Ms. Hennigan, pursuant to the change in control agreements would be approximately $463,036, $378,751, $374,822, and $409,915, respectively, in addition to other cash and noncash benefits provided for under the change in control agreements.

The change in control agreements and the employment agreements contain a provision to the effect that in the event of a change in control, the aggregate payments under the agreements shall not constitute an excess parachute payment under either Section 280G or Section 4999 of the Internal Revenue Code of 1986, as amended (the “Code”) (Section 280G denies a deduction for such excess amounts to the employer, and Section 4999 imposes an excise tax on the recipient with respect to such excess amounts). Such provision provides that the payments under the agreements shall be reduced to one dollar below the amount that would cause them to constitute excess parachute payments under either Section 280G or Section 4999.

Change in Control Provisions in Equity Incentive Plans

Each of the 1993 Management Option Plan, the 1997 Stock Incentive Plan, and the 2002 Equity Incentive Plan contains a change in control provision. The definition of “change in control” is the same in both the 1993 Management Option Plan and the 1997 Stock Incentive Plan. The “change in control” definition in the 2002 Equity Incentive Plan is comparable to that of the other two plans; however, the 2002 Equity Incentive Plan has more limited triggers and higher trigger thresholds.

The Company’s 1993 Management Option Plan provides that, to the extent not previously exercisable, options granted under the 1993 Management Option Plan become exercisable upon a change in control. All outstanding unexercised options under the 1993 Management Option Plan are currently exercisable. No shares of Common Stock remain available under the 1993 Management Option Plan for future option grants.

The 1997 Stock Incentive Plan and the 2002 Equity Incentive Plan each also contains a change in control provision. Pursuant to such provision in each plan, as of the effective time and date of any change in control (as defined in such plan), the 1997 Stock Incentive Plan or the 2002 Equity Incentive Plan, as applicable, and any then outstanding Awards granted thereunder (whether or not vested) shall automatically terminate unless (i) provision is made in writing in connection with such transaction for the continuance of such plan and for the assumption of such Awards, or for the substitution for such Awards of new awards covering the securities of a successor entity or an affiliate thereof, with appropriate adjustments as to the number and kind of securities and exercise prices or other measurement criteria, in which event the 1997 Stock Incentive Plan or the 2002 Equity Incentive Plan, as applicable, and such outstanding Awards will continue or be replaced, as the case may be, in the manner and under the terms so provided; or (ii) the Board otherwise provides in writing for such adjustments as it deems appropriate in the terms and conditions of the then-outstanding Awards (whether or not vested), including without limitation (a) accelerating the vesting of outstanding Awards, and/or (b) providing for the cancellation of Awards and their automatic conversion into the right to receive the securities, cash or other consideration that a holder of the shares underlying such Awards would have been entitled to receive upon consummation of such change in control had such shares been issued and outstanding immediately prior to the effective time of the change in control (net of the appropriate option exercise prices). If the 1997 Stock Incentive Plan or the 2002 Equity Incentive Plan, as applicable, and the respective Awards terminate by reason of the occurrence of a change in control without provision for any of the actions described in clause (i) or (ii) of the immediately preceding sentence, then any holder of outstanding Awards will have the right, at such time immediately prior to the consummation of the change in control as the Board designates, to exercise or receive the full benefit of such Awards to the full extent not theretofore exercised, including any installments which have not yet become vested.

Defined Benefit Plan

The Bank maintains the Quaker City Bank Employees Retirement Income Plan, a non-contributory defined benefit pension plan (“Defined Benefit Plan”) qualified under the Employment Retirement Income Security Act of 1974, as amended (“ERISA”). Employees become eligible to participate in the Defined Benefit Plan upon attaining the age of 21 and completing one year of service during which they have served a minimum of 1,000 hours. Until December 31, 1999, the Plan was an income replacement retirement plan. The benefits were based on years of service and the three consecutive years of employment during which the participant earned the highest compensation. Contributions were intended to provide not only for benefits attributed to service to date, but also for those expected to be earned in the future. Effective December 31, 1993, the Plan was frozen for benefit service accrued, and employees hired after November 30, 1992 did not participate in the Plan.

Effective January 1, 2000, the Board of Directors approved the conversion of the Defined Benefit Plan into a “Cash Balance Plan.” Under the provisions of the Cash Balance Plan, a cash balance account is established for each participant at plan entry and increased over time with pay and interest credits. Pay credits are equal to 5.0% of eligible pay and are credited to each participant’s cash balance account annually. Interest credits are based on ten-year Treasury Note rates and are credited to a participant’s cash balance account quarterly. At termination of employment, a participant (if vested) becomes entitled to a monthly annuity payable for life (or over a joint lifetime with his or her beneficiary) at retirement. The Cash Balance Plan is intended to be an ERISA-qualified plan, and the Bank has filed for IRS approval.

Estimated annual benefits payable at normal retirement age, expressed as a single life annuity, to each of the Named Executive Officers under the Cash Balance Plan are as follows:

Name	Estimated Annual Benefit
Frederic R. McGill	$25,900
Dwight L. Wilson	71,900
Kathryn M. Hennigan	26,200
Harold L. Rams	57,400
Hank H. Kadowaki	14,700

401(k) Plan

Effective July 1, 1997, the Bank implemented a 401(k) Plan. Employees become eligible to participate in the 401(k) Plan upon attaining the age of 21 and completing one year of service during which they have served a minimum of 1,000 hours. The 401(k) Plan is an ERISA-qualified plan under which employees may annually defer, on a pretax basis, up to the lesser of 15% of their base salary or the IRS limitation on employee deferrals ($12,000 for 2003). The Bank currently contributes on a matching basis 40% of the first 5% of the employees’ contributions to participants’ accounts in the 401(k) Plan.

Employee Stock Ownership Plan

At the time of Conversion, the Company established an ESOP for all employees who are age 21 or older and have completed one year of service with the Bank during which they have served a minimum of 1,000 hours. The ESOP is internally leveraged and borrowed $3.1 million from the Company to purchase 10% of the outstanding shares of the Common Stock of the Company issued in the Conversion. The loan will be repaid from the Bank’s discretionary contributions to the ESOP as well as with any cash dividends payable in respect of any unallocated shares held by the ESOP. In conjunction with the conversion of the Bank’s income replacement Defined Benefit Plan into a Cash Balance Plan effective January 1, 2000, and the inclusion of all eligible employees as participants in the Cash Balance Plan, the Board of Directors approved an amendment to the ESOP loan agreement and promissory note which allows the loan underlying the ESOP to be amortized over a longer period of time. ESOP participants will receive essentially the same benefit, but the length of time by which the benefit will be earned will be extended from September, 2003 to December, 2004. At June 30, 2003 and 2002, the outstanding balance on the loan was $349,000 and $582,000, respectively. Shares purchased with the loan proceeds are held in a suspense account for allocation among participants as the loan is repaid. Contributions to the ESOP and shares released from the suspense account are allocated among participants on the basis of compensation, as described in the plan, in the year of allocation. Benefits generally become 100% vested after five years of vesting service. Vesting will accelerate upon retirement, death or disability of the participant or in the event of a change in control of the Bank or the Company. Forfeitures will be reallocated among remaining participating employees, in the same proportion as contributions. Benefits may be payable upon death, retirement, early retirement, disability or separation from service. Since the annual contributions are discretionary, the benefits payable under the ESOP cannot be estimated.

Retirement Benefit Equalization Plan

Until December 31, 1999, the Bank maintained a nonqualified Supplemental Executive Retirement Plan (“SERP”) for certain employees and their beneficiaries whose benefits from the Bank’s Defined Benefit Plan were reduced by reason of the annual limitation on benefits and contributions imposed by Section 415 of the Code and the limitations imposed on compensation taken into consideration in the determination of benefits under the Defined Benefit Plan due to Section 401(a)(17) of the Code. The SERP provided additional benefits to participants to ensure that they received an aggregate annual benefit from the Defined Benefit Plan, the ESOP and Social Security of an amount equal to 65% of such participants’ final average compensation at age 65.

In conjunction with the conversion of the Bank’s Defined Benefit Plan into a Cash Balance Plan effective January 1, 2000, the SERP was converted into a Retirement Benefit Equalization Plan (“RBEP”) for certain employees. J.L. Thomas’ benefit remains under the SERP, and is $93,180 per year, payable through December 31, 2005. The RBEP is a supplemental plan to the Cash Balance Plan, 401(k) Plan, and ESOP, and is intended to provide certain covered employees with the total amount of retirement income that they would otherwise receive under these plans if not for legislated ceilings in compliance with certain sections of the Code which limit retirement benefits payable from qualified plans. Under the provisions of the RBEP, a cash balance account is established for each participant at plan entry and increased over time with contribution and interest credits. The opening account balance for each participant was equal to their liability held under the SERP. Contribution credits are equal to the amounts not contributed under the qualified plans due to IRS limitations and are credited to each participant’s cash balance account annually. Interest credits are based on ten-year Treasury Note rates and are credited to a participant’s cash balance account quarterly.

The approximate allocation under the RBEP for plan year January 1, 2002 through December 31, 2002 for the Named Executive Officers is as follows:

Name	Estimated Allocation
Frederic R. McGill	$89,462
Dwight L. Wilson	0
Kathryn M. Hennigan	1,866
Harold L. Rams	778
Hank H. Kadowaki	1,894

Outside Directors’ Option Plan

Outside, non-employee directors (“Outside Directors”) of the Company and the Bank are eligible to receive stock options under the Outside Directors’ Option Plan. The purpose of the Outside Directors’ Option Plan is to promote the growth and profitability of the Company and the Bank by providing an incentive in the form of stock options to Outside Directors of outstanding competence to achieve long-term objectives of the Company and the Bank by encouraging their acquisition of an equity interest in the Company. The Outside Directors’ Option Plan authorized the granting of nonqualified stock options for a total of 202,149 shares of Common Stock to Outside Directors. There are no shares of Common Stock remaining available for future option grants under the Outside Directors’ Option Plan.

1993 Management Option Plan

The 1993 Management Option Plan provided for the grant of stock options to senior executives, offering them the possibility of future gains, depending on the executive’s continued employment by the Company or the Bank and the long-term price appreciation of the Company’s Common Stock. All 2,722 shares of Common Stock reserved under the 1993 Management Option Plan are subject to outstanding options and no shares remain available under the 1993 Management Option Plan for future option grants.

1997 Stock Incentive Plan

The 1997 Stock Incentive Plan provides for the grant of Awards in the form of stock options (including incentive stock options and nonqualified stock options), restricted stock, stock appreciation rights, stock payments, dividend equivalents, stock bonuses, stock sales, phantom stock and other stock-based benefits. Persons eligible to receive an Award under the 1997 Stock Incentive Plan include directors, officers, employees, consultants, and advisors of the Company and its affiliated entities. An amendment to the 1997 Stock Incentive Plan was approved by the stockholders at the Company’s 1999 Annual Meeting of Stockholders. The amendment increased the number of shares of Common Stock reserved for issuance under the 1997 Stock Incentive Plan from 233,000 shares to 560,465 shares (700,582, as adjusted for the 2002 Stock Dividend). Each of the options granted to date under the 1997 Stock Incentive Plan expires 10 years following the date of grant. On July 27, 2002, the 1997 Stock Incentive Plan expired and, as of such date, the Company is not permitted to grant any further Awards thereunder.

2002 Equity Incentive Plan

The 2002 Equity Incentive Plan provides for the grant of Awards in the form of stock options (including incentive stock options and nonqualified stock options), performance awards, restricted stock, stock appreciation rights, stock payments, dividend equivalents, stock bonuses, stock sales, phantom stock and other stock-based benefits. The persons eligible to receive an Award under the 2002 Equity Incentive Plan include directors, officers, employees, consultants and advisors of the Company and its affiliated entities. On June 30, 2003, 208,333 shares of Common Stock remained available for issuance under the 2002 Equity Incentive Plan.

Equity Compensation Plan Information

The following table summarizes information relating to securities authorized for issuance under the Company’s equity compensation plans as of June 30, 2003. The table provides information for each of the following equity compensation plans: the Company’s Outside Directors’ Option Plan, the Company’s 1993 Management Option Plan, the Company’s 1997 Stock Incentive Plan, and the Company’s 2002 Equity Incentive Plan.

	(a)	(b)	(c)
Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights	Weighted-average exercise price of outstanding options, warrants and rights	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a))
Equity compensation plans approved by security holders:
Outside Directors’ Option Plan	3,857	$31.152	0
1993 Management Option Plan	8,722	$3.840	0
1997 Stock Incentive Plan	585,184	$17.531	0	(1)
2002 Equity Incentive Plan	118,395	$40.647	208,033
Equity compensation plans not approved by security holders	None	N/A	N/A
Total	716,158	$21.259	208,033

(1)	On July 27, 2002, the 1997 Stock Incentive Plan expired and, as of such date, the Company was not permitted to grant any further Awards thereunder.

Compensation Committee Interlocks and Insider Participation

The Company’s Compensation Committee consists of Messrs. Miller (Chairman), Engelman and Harvey. None of such members is, or formerly was, an officer or employee of the Company or any of its subsidiaries and none had any relationship with the Company requiring disclosure herein under applicable rules. In addition, to the Company’s knowledge, no executive officer of the Company serves as a director or a member of the compensation committee of another entity.

COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

Administration

The compensation program is administered by the Compensation Committee of the Company’s Board of Directors, which is composed of at least two Outside Directors. The Chairman of the Board, the Chief Executive Officer and the Senior Vice President, Administrative Services, serve as advisors to the Compensation Committee. Following review and approval by the Compensation Committee, all issues pertaining to employment-related contracts are submitted to the full Board of Directors for approval.

The following is the Compensation Committee report addressing the compensation of the Company’s executive officers for fiscal 2003.

Philosophy

The goals and objectives of the executive compensation policies remain the same as in previous years. The Compensation Committee’s executive compensation policies are designed to provide competitive levels of compensation that integrate pay with the Company’s annual and long-term performance goals, reward above average corporate performance, recognize individual initiative and achievements and assist the Company in attracting and retaining qualified executives. Targeted levels of executive compensation are set at levels the Compensation Committee believes to be consistent with others in the financial services industry, with executives’ compensation packages increasingly being weighted toward programs contingent upon the Company’s long-term (three years or more) performance. As a result, the executives’ actual compensation levels in any particular year may be above or below those of the Company’s competitors, depending upon the Company’s performance.

The Company’s compensation strategy continues to support the concept of pay-for-performance, associating the goal of variable pay for variable performance. A mix of compensation elements, with an emphasis on tying long-term incentives to corporate performance, is designed to meet this goal. The mix of compensation elements varies between executive levels within the organization, with compensation opportunities of senior executives relying more heavily on annual and long-term incentive compensation.

With regard to Section 162(m) of the Code, which limits the deductibility of certain executive officer compensation in excess of $1,000,000, the Company intends to take all necessary steps to cause the compensation paid to executive officers to be deductible by the Company.

Performance to Date

The Company’s compensation strategy is based on the philosophy that Company executives should be compensated within competitive norms for their level of responsibility within the organization. The Company has determined the competitive marketplace for different executive levels within the organization. Generally, the competitive marketplace for senior executives has been defined as financial institutions with assets between $916 million and $4.2 billion that are located in the western United States.

It should be noted that the Company wishes to compare itself on a broader basis for corporate performance purposes, and thus the peer group referenced above for comparison purposes in regard to cash compensation is not identical to that used in the Stock Price Performance Graph which appears immediately after this report. See “STOCK PRICE PERFORMANCE GRAPH,” below.

The Compensation Committee conducted its annual review of officers’ base salary levels in June, 2002. As a result of the Compensation Committee review, senior executives received raises ranging from 5.0% to 7.0% for fiscal 2003. These raises in base salaries reflected the impact of increased job responsibilities and improved performance.

In the spring of 1999, a competitive review of the current cash compensation program (base salary and short-term incentive cash compensation) for Company executives was performed by an independent outside consulting firm, Wm. M. Mercer, Inc. The findings of such review were used by the Compensation Committee in its executive salary reviews for fiscal years 2000 and 2001. The Compensation Committee retained independent consulting firm Aon Consulting, Inc. to perform a new independent review of the executive cash compensation program in the spring of 2001, the results of which were used for executive salary reviews for fiscal years 2002 and 2003. In the spring of 2003, the Compensation Committee retained independent consulting firm JLR Associates to undertake a competitive review of the cash compensation program for Company executives, the findings of which formed the basis for its executive salary review for fiscal 2004.

Annual incentive compensation for the Chief Executive Officer was based solely on corporate goals. For fiscal 2003, the target incentive for the Chief Executive Officer was 50% of base salary. For fiscal 2003, these goals pertained to performance in the following areas: net profit, asset quality, operating expense ratios, regulatory and compliance ratings and quality of customer service. In addition, a profitability threshold required for any corporate bonus award continues to be an integral part of the incentive compensation plan. Incentive compensation for fiscal 2003 for other executive officers of the Company, with a target of 30% of base salary, was based 80% upon corporate and 20% upon personal goal achievement. The annual incentive program also included a profitability threshold necessary for the payment of any bonus based on corporate goals. In July, 2003, executive officers received bonuses approved by the Board of Directors based on both management objectives and their personal goal achievement, as applicable, during fiscal 2003.

The third part of executive compensation is the long-term compensation program, including incentive stock options, nonqualified stock options and stock grants. Stock options have been granted under the Company’s 1993 Management Option Plan, the 1997 Incentive Stock Plan, and the 2002 Equity Incentive Plan. The purpose of these plans is to encourage management stability as well as stock ownership of the Company.

Under the 1993 Management Option Plan, senior executives received stock options which offer them the possibility of future gains, depending on the executive’s continued employment by the Company or the Bank and the long-term price appreciation of the Company’s Common Stock. At the Conversion, senior executive officers were granted options under the 1993 Management Option Plan that vested over a period of three years, with one-third becoming exercisable on each of January 1, 1995, 1996, and 1997. All shares of Common Stock reserved under the 1993 Management Option Plan are subject to outstanding options and no shares remain available under the 1993 Management Option Plan for future option grants. Under the first grant under the 1997 Stock Incentive Plan, senior executive officers then-employed by the Company, except for Mr. Kadowaki, received nonqualified stock options which vested over a period of three years, with one-third becoming exercisable on each of July 7, 1998, 1999, and 2000. Mr. Kadowaki received nonqualified stock options upon his appointment in April, 1998 as Senior Vice President, Income Property Lending of the Bank. One-third of Mr. Kadowaki’s nonqualified stock options became exercisable on each of April 21, 1999, 2000 and 2001. On May 20, 1999, senior executive officers received nonqualified stock options which vested over a period of three years, with one-third becoming exercisable on each of May 20, 2000, 2001 and 2002. An amendment to the 1997 Stock Incentive Plan was approved by the stockholders at the Company’s 1999 Annual Meeting of Stockholders. The amendment increased the number of shares of Common Stock reserved for issuance under the 1997 Stock Incentive Plan from 233,000 shares (291,250, as adjusted for the 1998 Stock Dividend) to 560,465 shares (700,582, as adjusted for the 2002 Stock Dividend).

Mr. Perisho received nonqualified stock options upon being hired in May, 2000 as Senior Vice President, In-Store Banking of the Bank. One-third of Mr. Perisho’s nonqualified stock options became exercisable on each of April 20, 2001, 2002 and 2003. In June, 2000, a grant of nonqualified stock options was made to Mr. McGill.

For further information regarding this grant, see the section of this report entitled “Chief Executive Officer Compensation,” below. During fiscal 2001, no senior executives received stock option grants.

On January 17, 2002, senior executive officers then-employed by the Company, except for Mr. McGill, received nonqualified stock options which vest over a period of three years, with one-third becoming exercisable on each of January 17, 2003, 2004 and 2005. In February, 2002 and June, 2002, grants of nonqualified stock options were made to Mr. McGill. For further information regarding these grants, see the section of this report entitled “Chief Executive Officer Compensation,” below. Ms. Conrado received nonqualified stock options upon being hired in February, 2002 as Senior Vice President, Single Family Lending of the Bank. One-third of Ms. Conrado’s nonqualified stock options become exercisable on each of February 21, 2003, 2004 and 2005. In June, 2002, senior executive officers received nonqualified stock options which vest over a period of three years, with one-third becoming exercisable on each of June 25, 2003, 2004, and 2005. On July 27, 2002, the 1997 Stock Incentive Plan expired and, as of such date, the Company is not permitted to grant any further Awards thereunder.

Awards under the 2002 Equity Incentive Plan may be granted in the form of stock options, restricted stock, stock appreciation rights, stock payments, dividend equivalents, stock bonuses, stock sales, phantom stock and/or other stock based benefits. Pursuant to the terms of the 2002 Equity Incentive Plan, no one eligible person may be granted Awards with respect to more than 100,000 shares of Common Stock in any one calendar year.

In November, 2002, Ms. Thompson was granted 5,000 nonqualified stock options upon being hired as a senior officer, which options have a ten-year term, expiring on November 20, 2012. In June, 2003, certain grants of nonqualified stock options were made to senior executive officers, all of which options have ten-year terms and will expire on June 19, 2013. The total number of these options is 59,700, and they vest in three equal annual installments. On June 19, 2003, a grant of 19,000 nonqualified stock options was made to Mr. McGill. For further information regarding this grant, see the section of this report entitled “Chief Executive Officer Compensation,” below.

Chief Executive Officer Compensation

The base salary for Mr. McGill for fiscal 2003 was increased by 8.0% as a result of peer cash compensation comparisons. Mr. McGill’s target short term incentive level remained at 50% of base salary, which was a result of the Compensation Committee’s implementation of a recommendation of the 1999 executive compensation study by Wm. M. Mercer, Inc. The annual incentive bonus payout is based on the same corporate goal achievement, including a profitability threshold, as all other executives. In July, 2003, Mr. McGill received an incentive bonus of $192,682, approved by the Board of Directors, and based on corporate goal achievement during fiscal 2003.

The executive cash compensation study performed by JLR Associates in the spring of 2003 found Mr. McGill’s total cash compensation to be below the Compensation Committee’s benchmark percentile of 75% for total cash compensation received by chief executive officers of comparable companies. As a result, for fiscal 2004, Mr. McGill will receive a base salary of $370,000, the equivalent of a 7.25% increase over the previous year, and his target short term incentive level has been increased to 60% of base salary.

In an initial grant under the 1997 Stock Incentive Plan, the Compensation Committee awarded Mr. McGill nonqualified options to purchase 62,500 (78,125, as adjusted for the 2002 Stock Dividend) shares of Common Stock. In May, 1999, in a second grant to senior executives under the 1997 Stock Incentive Plan, the Compensation Committee awarded Mr. McGill nonqualified options to purchase 50,000 (62,500, as adjusted for the 2002 Stock Dividend) shares of Common Stock. In June, 2000, the Compensation Committee awarded Mr. McGill nonqualified options to purchase 25,000 (31,250, as adjusted for the 2002 Stock Dividend) shares of Common Stock. No option grants were made to Mr. McGill during fiscal 2001. In February, 2002, the Compensation Committee awarded Mr. McGill nonqualified options to purchase 10,000 (12,500, as adjusted for the 2002 Stock Dividend) shares of Common Stock. In June, 2002, the Compensation Committee awarded

Mr. McGill nonqualified options to purchase 5,000 shares of Common Stock. In June, 2003, in an initial grant to senior executives under the 2002 Equity Incentive Plan, the Compensation Committee awarded Mr. McGill nonqualified options to purchase 19,000 shares of Common Stock. The number of options granted to Mr. McGill under the 1997 Stock Incentive Plan and the 2002 Equity Incentive Plan was based upon several factors, including past performance, present and future responsibility of his position and further aligning the Chief Executive Officer’s interests with those of the Company’s stockholders. Each of Mr. McGill’s grants under the 1997 Stock Incentive Plan and the 2002 Equity Incentive Plan vests over a three-year period, and the exercise price of each grant is based on the closing sale price of the Common Stock, as reported on the Nasdaq National Market System on the date of grant.

Conclusion

The Committee believes that the current compensation policies for the Company and the Bank are both effective and appropriate. For fiscal years 2001, 2002, and 2003, when the profit threshold was met, there was in place a compensation mix which increasingly relies on incentive compensation for corporate goal achievement.

2003 COMPENSATION COMMITTEE
Edward L. Miller (Chairman)
Wayne L. Harvey
David S. Engelman

The report of the Compensation Committee shall not be deemed incorporated by any general statement incorporating by reference this Proxy Statement into any filing under the Securities Act of 1933, as amended (the “Securities Act”), or under the Exchange Act, except to the extent that the Company specifically incorporates this information by reference, and shall not otherwise be deemed filed under such Acts.

STOCK PRICE PERFORMANCE GRAPH

The stock price performance graph below shall not be deemed incorporated by reference by any general statement incorporating by reference this Proxy Statement into any filing under the Securities Act or the Exchange Act, except to the extent that the Company specifically incorporates this information by reference, and shall not otherwise be deemed filed under such Acts.

The graph below compares the cumulative total stockholder return of the Company’s Common Stock with the cumulative total return of the Nasdaq National Market System equity index and Media General’s Savings and Loan Industry Group index from June 30, 1998 through June 30, 2003. The graph assumes that $100.00 was invested on June 30, 1998 in the Company’s Common Stock and each index, and that all dividends were reinvested. Stockholder returns over the indicated period should not be considered indicative of future stockholder returns. On July 16, 2003, the Board of Directors of the Company for the first time declared a cash dividend of $.20 per share of Common Stock of the Company, payable on August 29, 2003 to stockholders of record as of the close of business on August 15, 2003.

Comparison of Cumulative Total Return of

The Company, Industry Index and Broad Market

Quaker City Bancorp, Inc. returns were calculated based on the closing sale prices per share of the Common Stock as follows: 6/30/1998, $14.72; 6/30/1999, $13.20; 6/30/2000, $12.30; 6/30/2001, $23.58; 6/30/2002, $33.14; and 6/30/2003, $41.59.

REPORT OF THE AUDIT COMMITTEE

The Audit Committee reviews the Company’s accounting and financial reporting processes on behalf of the Board of Directors. Management has the primary responsibility for preparation of the Company’s financial statements and its reporting process. The Company’s independent auditors are responsible for expressing an opinion on the conformity of the Company’s audited financial statements to generally accepted accounting principles.

In this context, the Audit Committee has reviewed and discussed with management and the independent auditors the Company’s quarterly and audited annual financial statements for the year ended June 30, 2003. The Audit Committee has discussed with the independent auditors the matters required to be discussed by Statement on Auditing Standards No. 61 (Communication with Audit Committees). In addition, the Audit Committee has received from the independent auditors the written disclosures required by Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees) and discussed with them their independence from the Company and its management. And, the Audit Committee has considered whether the independent auditors’ provision of other non-audit services to the Company is compatible with the auditors’ independence.

In reliance on the reviews and discussions referred to above, the Audit Committee recommended to the Board of Directors, and the Board has approved, that the audited financial statements be included in the Company’s Annual Report on Form 10-K for the fiscal year ended June 30, 2003, for filing with the SEC.

2003 AUDIT COMMITTEE
Wayne L. Harvey (Chairman)
Edward L. Miller
David S. Engelman

The information set forth above under “REPORT OF THE AUDIT COMMITTEE” shall not be deemed to be “soliciting material” or “filed” with the SEC nor shall it be deemed incorporated by any general statement incorporating by reference this Proxy Statement into any filing under the Securities Act or the Exchange Act, except to the extent that the Company specifically incorporates this information by reference, and shall not otherwise be deemed filed under such Acts.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS

The following table sets forth, as of the Record Date, (i) the name of each person believed by the Company to be the beneficial owner of more than 5% of the outstanding Common Stock, (ii) the total number of shares of Common Stock beneficially owned by each such person, and (iii) the percentage of all Common Stock outstanding beneficially held by each such person.

Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership		Percentage of Class (1)
Quaker City Bank Employee Stock Ownership Plan and Trust (“ESOP”) 7021 Greenleaf Avenue Whittier, CA 90602	156,772	(2)	2.49%
Friedman, Billings, Ramsey Group, Inc. 1001 19th Street North Arlington, VA 22209-1710	373,007	(3)	5.91%
FMR Corp. 82 Devonshire Street Boston, MA 02109	429,331	(4)	6.81%
Liberty Wanger Asset Management, L.P. 227 West Monroe Street, Suite 3000 Chicago, IL 60606	369,000	(5)	5.85%
Wellington Management Company, LLP 75 State Street Boston, MA 02109	365,425	(6)	5.79%

(1)	Percentage of class is based on 6,307,540 shares of Common Stock outstanding as of the Record Date.
(2)	Shares of Common Stock were acquired by the ESOP in the Conversion. A committee which consists of non-employee members of the Board of Directors of the Bank administers the ESOP (the “ESOP Committee”). An unrelated third party has been appointed as the corporate trustee for the ESOP (“ESOP Trustee”). The ESOP Committee may instruct the ESOP Trustee regarding investment of funds contributed to the ESOP. The ESOP Trustee must vote all allocated shares held in the ESOP in accordance with the instructions of the participating employees. Under the ESOP, unallocated shares held in the suspense account will be voted by the ESOP Trustee in a manner calculated to most accurately reflect the instructions received from participants regarding the allocated stock so long as such vote is in accordance with the provisions of the Employee Retirement Income Security Act of 1974, as amended. As of the Record Date, 481,757 shares of Common Stock in the ESOP had been allocated, but not distributed, to participating employees, including 118,095 shares allocated to executive officers as described in the footnotes to the Security Ownership of Management table. As of the Record Date, 212,134 shares of Common Stock in the ESOP had been distributed. Includes unallocated as well as allocated but unvested ESOP shares. All share numbers have been adjusted for the Stock Dividends. While allocated but unvested shares are voted by participants, they are subject to forfeiture until fully vested.

(3)	This information is based on the Schedule 13G filed by Friedman, Billings, Ramsey Group, Inc. (“FBR Group”), Eric F. Billings (“EFB”), and Emmanuel J. Friedman (“EJF” and, together with FBR Group and EFB, “FBR”), with the SEC on February 12, 2003. FBR reported that FBR Group has sole voting and sole dispositive power with respect to 373,007 shares and that each of EFB and EJF have shared voting and shared dispositive power with respect to 373,007 shares.
(4)	This information is based on the Schedule 13G filed by FMR Corp. (“FMRC”), Edward C. Johnson (“ECJ”), and Abigail P. Johnson (“APJ” and, together with ECJ and FMRC, “FMR”), with the SEC on February 12, 2003. FMR reported that it has sole voting power with respect to 36,489 shares and sole dispositive power with respect to 429,331 shares.
(5)	This information is based on the Schedule 13G filed by Liberty Wanger Asset Management, L.P. (“LWAM”), WAM Acquisition GP, Inc. (“WAM”), and Liberty Acorn Trust (“Acorn” and, together with LWAM and WAM, “Liberty”), with the SEC on February 12, 2003. Liberty reported that it has shared voting and shared dispositive power with respect to 369,000 shares and that it does not have sole voting or sole dispositive power with respect to any such shares.
(6)	This information is based on the Schedule 13G/A filed by Wellington Management Company, LLP (“WMC”) with the SEC on February 12, 2003. WMC reported that it has shared voting power with respect to 186,550 shares, shared dispositive power with respect to 365,425 shares and that it does not have sole voting or sole dispositive power with respect to any such shares.

RELATED PARTY TRANSACTIONS

Section 11 of the Home Owners’ Loan Act requires that all loans or extensions of credit by the Bank to executive officers and directors of the Bank, of the Company and of the Company’s other subsidiaries (collectively, “Insiders”) or to companies which an Insider controls (“Related Interests”), must be made on substantially the same terms (including interest rates and collateral) as, and must follow credit underwriting procedures not less stringent than, those prevailing at the time for comparable transactions with the general public, and must not involve more than the normal risk of repayment or present other unfavorable features. In addition, loans made to an Insider or Related Interest in excess of the lesser of (a) $500,000, or (b) the greater of $25,000 or 5% of the Bank’s capital and surplus, must be approved in advance by a majority of the entire Board of Directors of the Bank, with interested directors abstaining from participating directly or indirectly in the voting. The aggregate loans by the Bank to an Insider and his or her Related Interests generally may not exceed 15% of the Bank’s capital, and the aggregate of all loans by the Bank to all of its Insiders and their Related Interests generally may not exceed 100% of the Bank’s capital.

It is the policy of the Bank to offer loans to executive officers and directors on their principal residence and to offer to extend a line of credit for overdraft protection on a checking account held at the Bank. The Bank’s policy provides that all loans to its executive officers and directors shall be made in the ordinary course of business, shall be made on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with all other employees, and shall not involve more than the normal risk of collectibility or present other unfavorable features.

During fiscal 2003, Mr. Thomas, Ms. Hennigan, Ms. Conrado, Mr. McGill and Ms. Thompson had loans from the Bank. The largest amount of indebtedness of each loan during fiscal 2003 and the outstanding balance of each loan as of June 30, 2003 is as listed below:

Name	Largest Indebtedness During Fiscal Year 2003	Balance as of June 30, 2003
J.L. Thomas	$267,000.00	$255,000.00	(1)
Elizabeth A. Conrado	$199,000.00	$196,000.00	(1)
Kathryn M. Hennigan	$220,000.00	$213,000.00	(1)
Frederic R. McGill	$301,000.00	$291,000.00	(1)
Teresa A. Thompson	$356,000.00	$356,000.00

(1)	Mr. Thomas’, Ms. Conrado’s, Ms. Hennigan’s and Mr. McGill’s loans have been sold to Federal National Mortgage Association (“FNMA”); the Bank retains the servicing.

In connection with the Conversion of the Bank and the commencement of operations of the Company, the Bank and the Company entered into two-year change in control agreements with certain executive officers, including Mr. Teeling. Subsequently hired executive officers, including Ms. Conrado, Ms. Thompson and Mr. Perisho, have been granted similar two-year change in control agreements, effective as of the hire date of each executive officer. The terms of such agreements are the same as those of the change in control agreements entered into by the Bank and the Company with Messrs. Wilson, Rams and Kadowaki, and Ms. Hennigan, as described above under “COMPENSATION AND OTHER INFORMATION—Employment Agreements and Change in Control Arrangements.”

As part of the Conversion, an ESOP was established by the Bank. The ESOP borrowed $3,105,000 from the Company to purchase 808,594 shares of Common Stock of the Company. As of the Record Date, 114,703 shares of Common Stock held by the ESOP were unallocated to individual participant accounts. Such shares constituted 1.82% of the outstanding Common Stock as of the Record Date. At June 30, 2003, the outstanding balance of the loan was $349,000.

Mr. Miller is a partner of the law firm of Bewley, Lassleben & Miller, LLP. The Company retained such law firm during fiscal 2003 and has continued to retain the firm in fiscal 2004. The amount of fees paid to the firm in fiscal 2003 did not exceed five percent of the law firm’s gross revenues for the firm’s last full fiscal year.

ELECTION OF DIRECTORS

At the Annual Meeting, stockholders of the Company will be asked to vote on the election of three directors. The three nominees receiving the highest number of votes at the Annual Meeting will be elected directors of the Company. To fill these board positions, the enclosed proxy, unless indicated to the contrary, will be voted FOR the nominees listed below and on the enclosed proxy card. All directors elected at the Annual Meeting will be elected to three-year terms and will serve until the annual meeting of stockholders to be held in the year 2006 and until their successors have been duly elected and qualified.

Set forth below are the names of persons nominated by the Company’s Nominating Committee and ratified by the Board of Directors for election as directors at the Annual Meeting. Your proxy, unless otherwise indicated, will be voted FOR Messrs. Harvey, Miller and Thomas. For a description of Mr. Harvey’s, Mr. Miller’s and Mr. Thomas’ principal occupation and business experience during the last five years and present directorships, please see “DIRECTORS AND EXECUTIVE OFFICERS—Directors,” above.

Name	Current Occupation	First Became Director of Bank	First Became Director of Company	Term as Company Director Expires
NOMINEES FOR ELECTION

Wayne L. Harvey	C.P.A., retired Managing Partner, Harvey & Parmelee	1981	1993	2003

Edward L. Miller	Partner, law firm of Bewley, Lassleben & Miller, LLP	1985	1993	2003

J.L. Thomas	Chairman of the Board of the Company and of the Bank	1975	1993	2003

CONTINUING DIRECTORS

David S. Engelman	Private investor	1999	1999	2005

Alfred J. Gobar	Retired President and Chairman, AJGA, Inc.	1992	1993	2004

David K. Leichtfuss	President, Broadview Mortgage Corp.	1991	1993	2005

Frederic R. McGill	President and Chief Executive Officer of the Company and of the Bank	1995	1995	2004

The Company has been advised by each nominee named in this Proxy Statement that he is willing to be named as such herein and is willing to serve as a director if elected. However, if any of the nominees should be unable to serve as a director, the enclosed proxy will be voted in favor of the remainder of those nominees not opposed by the stockholder on such proxy and may be voted for a substitute nominee selected by the Board of Directors.

THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE FOR THE NOMINEES LISTED ABOVE.

THE COMPANY’S RELATIONSHIP WITH INDEPENDENT PUBLIC ACCOUNTANTS

KPMG LLP has been the independent certified public accounting firm for the Bank since 1969 and for the Company since commencement of its business operations following the Conversion of the Bank from mutual to stock form on December 30, 1993 and has been selected by the Company to continue to serve as the accountants for the Company for fiscal 2004. Representatives of KPMG LLP are expected to attend the Annual Meeting, will have an opportunity to make a statement if they desire to do so and will be available to respond to appropriate questions.

Audit Fees. The aggregate fees billed by KPMG LLP for professional services rendered for the audit of the Company’s financial statements for the fiscal year ended June 30, 2003 and the interim reviews of the financial statements included in the Company’s Forms 10-Q for fiscal 2003 were approximately $125,841.

Financial Information Systems Design and Implementation Fees. KPMG LLP did not provide any services related to Financial Information Systems Design and Implementation to the Company during fiscal 2003.

All Other Fees—Audit-Related Services. KPMG LLP billed the Company an aggregate of $2,000 for other audit-related services during fiscal 2003.

All Other Fees—Other Non-Audit Services. KPMG LLP billed the Company an aggregate of approximately $39,995 for tax services rendered during fiscal 2003.

The Audit Committee considered the provision by KPMG LLP of the services described under “All Other Fees—Audit-Related Services” and “All Other Fees—Other Non-Audit Services” above, and determined that the provision of such services was compatible with maintaining the independence of KPMG LLP as the Company’s accountants.

STOCKHOLDERS’ PROPOSALS

Any stockholder of the Company wishing to have a proposal considered for inclusion in the Company’s proxy solicitation materials relating to the Company’s 2004 annual meeting of stockholders must give notice of such proposal in writing to the Corporate Secretary of the Company at its principal executive offices and such notice must be received on or before June 12, 2004. The notice must comply with Section 6 of Article I of the Company’s bylaws (a copy of which is available upon request to the Corporate Secretary of the Company), which section requires that the notice contain a brief description of such proposal and the reason for conducting such business at the annual meeting, the name and address, as they appear on the Company’s books, of the stockholder making such proposal, the number of shares of Common Stock beneficially owned by such stockholder and any material interest of such stockholder in such proposal. The Board of Directors will review proposals from eligible stockholders which it receives by that date and will determine whether any such proposal will be included in its 2004 proxy solicitation materials. An eligible stockholder is one who upon submission of the proposal is the record or beneficial owner of at least 1% or $1,000 in market value of securities entitled to vote at the 2004 annual meeting of stockholders, who has held such securities for at least one year and who shall continue to own such securities through the date on which the meeting is held.

If a stockholder desires to nominate someone for election to the Board of Directors at, or to bring any other business before, the 2004 annual meeting of stockholders, then in addition to any other applicable requirements, such stockholder must give timely written notice of the matter to the Corporate Secretary of the Company. To be timely, the written notice must be delivered to, or mailed to and received at, the principal executive offices of the Company not less than 90 days prior to the date of the 2004 annual meeting, provided that, in the event that less than 100 days’ notice or prior disclosure of the date of the 2004 annual meeting is given or made to stockholders, a stockholder’s notice will be timely if received not later than the tenth day following the day on which such notice of the date of the 2004 annual meeting is mailed or such public disclosure is made.

DELIVERY OF DOCUMENTS TO SECURITY HOLDERS SHARING AN ADDRESS

In December, 2000, the SEC adopted rules concerning the delivery of annual reports and proxy statements. The rules permit the Company to send a single set of the annual report and the proxy statement to any household at which two or more stockholders reside if the Company believes they are members of the same family. Each stockholder will continue to receive a separate proxy card or, in the case of shares of stock held in a street name account, a separate voting instruction form. This procedure, referred to as “householding,” reduces the volume of duplicate information you receive and reduces the Company’s expenses. The Company has not yet implemented these householding rules with respect to its record holders and is contemplating whether to institute this procedure for all relevant accounts for the 2004 annual meeting of stockholders; however, a limited number of brokerage firms have already instituted householding which may impact certain beneficial owners of the Company’s common stock. If your family holds the Company’s Common Stock in multiple accounts, you may have received a householding notification from your broker. Please contact your broker directly if you have questions, require additional copies of this Proxy Statement or the Company’s Annual Report, or wish to revoke your decision to household, and thereby receive multiple reports.

If the Company decides to institute householding procedures in the future, you will be sent a separate written notice which will further explain the details of householding. However, even after implementation of householding procedures, upon your written or oral request, the Company will deliver a separate copy of the annual report or proxy statement, as applicable, to you at a shared address to which a single copy of the document was delivered.

OTHER MATTERS

At the time of preparation of this Proxy Statement, the Board of Directors of the Company was not aware of any other matters to be brought before the Annual Meeting. No eligible stockholder had submitted notice of any proposal 90 days before the date of the Annual Meeting. However, if any other matters are properly presented for action, in the absence of instructions to the contrary, it is the intention of the persons named in the enclosed form of proxy to vote, or refrain from voting, in accordance with their respective best judgment on such matters.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Pursuant to Section 16(a) of the Exchange Act (“Section 16”) and the rules promulgated thereunder and requirements of the NASD, officers and directors of the Company and persons who beneficially own more than 10% of the Common Stock of the Company are required to file with the SEC and the NASD and furnish to the Company reports of ownership and change in ownership with respect to all equity securities of the Company.

Based solely on its review of the copies of such reports received by it during or with respect to the fiscal year ended June 30, 2003 and/or written representations from such reporting persons, the Company believes that all reports required to be filed by such reporting persons during or with respect to the fiscal year ended June 30, 2003 were timely filed.

ANNUAL REPORT ON FORM 10-K

The Company’s Annual Report to Stockholders for the fiscal year ended June 30, 2003, including audited financial statements, is being mailed to stockholders along with these proxy materials. This year’s Annual Report to Stockholders includes the Annual Report on Form 10-K as filed with the SEC. Exhibits to the Annual Report on Form 10-K may be obtained from the Company upon payment of the Company’s reasonable expenses to furnish such exhibits. To obtain any such exhibits, contact Kathryn M. Hennigan, Corporate Secretary, Quaker City Bancorp, Inc., 7021 Greenleaf Avenue, Whittier, California 90602.

By order of the Board of Directors

KATHRYN M. HENNIGAN
Corporate Secretary

Whittier, California

October 9, 2003

PLEASE SIGN, DATE AND RETURN THE ENCLOSED PROXY CARD PROMPTLY. NO POSTAGE IS REQUIRED IF MAILED IN THE UNITED STATES.

If your shares are held in the name of a brokerage firm, bank nominee or other institution, only it can vote your shares. Accordingly, please contact the person responsible for your account promptly and give instructions for your shares to be voted.

If you have any questions, or have any difficulty voting your shares, please contact Morrow & Co. by calling 1-800-662-5200.

APPENDIX A

QUAKER CITY BANCORP, INC.

AUDIT COMMITTEE CHARTER

QUAKER CITY BANCORP, INC.

AUDIT COMMITTEE CHARTER

(Last amended on July 16, 2003)

Authority

Primary responsibility for the Bank’s accounting and financial reporting processes and internal operating controls is vested in senior operating management as overseen by the Board of Directors (the “Board”). The Audit Committee, which is a standing committee of the Board, is established to represent and assist the Board in fulfilling its statutory, fiduciary and oversight responsibilities.

The Audit Committee shall have unrestricted access to Bank personnel and documents and will be given the resources necessary to discharge its responsibilities. The Audit Committee will meet quarterly, either in person or telephonically, and call special meetings as deemed necessary, or as it believes is required. The Audit Committee Chair will meet with the internal auditors at least once a month to review their progress and report to the Board thereon.

The Audit Committee may at its sole discretion and without consultation with management or the Board obtain separate legal counsel or other outside professional services to enable it to fulfill the responsibilities and perform the functions set forth in this charter. The Bank shall provide for appropriate funding, as determined by the Audit Committee, for the payment of compensation to independent advisors to the Audit Committee, and for the payment of compensation to the outside auditor for the purpose of rendering or issuing an audit report.

Committee Membership

The membership of the Audit Committee shall consist of three or more independent directors appointed by the Board, including one Chair. Each member shall meet the independence and experience requirements of the National Association of Securities Dealers (“NASD”), the Securities and Exchange Commission (“SEC”) and the Federal Deposit Insurance Act and implementing regulations, as such may be amended and as in effect from time to time. Each member shall be financially literate and be able to read and understand financial statements at the time of appointment (as determined by the Board of Directors in its business judgment). At least one member of the Audit Committee shall be an “Audit Committee Financial Expert” as such term is defined by the SEC, and not less than two members shall have “banking or related financial management expertise” (as determined by the Board of Directors in accordance with the guidelines of the Federal Deposit Insurance Corporation).

General Responsibilities

1.	The Audit Committee shall report committee actions to the full Board regularly and may make appropriate recommendations based on its review and discussions.

2.	The Audit Committee has the authority to direct, conduct or authorize investigations brought to its attention within the scope of its responsibilities, including handling of complaints asserting management fraud.

Responsibilities Regarding outside auditors and internal auditors

1.	The Audit Committee shall appoint the outside auditor for annual audits.

2.	The Audit Committee shall be directly responsible for the compensation and oversight of the work of the outside auditor, including resolution of disagreements between management and the outside auditor regarding financial reporting arising from the preparation or issuance of an audit report or related work. In this regard, the Audit Committee shall have the sole authority to (a) appoint and retain, (b) approve the fees and other compensation to be paid to, (c) where appropriate, terminate, and (d) oversee the outside auditor, which shall report directly to the Audit Committee.

3.	The outside auditor is ultimately accountable to the Board, as representative of the shareholders.

4.	The Audit Committee will be responsible for oversight of the internal audit function and will review and have veto power over the appointment, replacement, reassignment or dismissal of the internal auditors. The Audit Committee, in conjunction with the Bank’s Chief Executive Officer, will conduct the annual performance and salary reviews of the internal auditors.

5.	The Audit Committee will review the qualifications and independence of the internal auditors and the outside auditor at least annually. The Audit Committee is responsible for overseeing its receipt from the outside auditor of a formal written statement delineating all relationships between them and the Bank, consistent with Independence Standards Board Standard No. 1. The Audit Committee is also responsible for actively engaging in a dialogue with the outside auditor with respect to any disclosed relationships or services that may impact the objectivity and independence of the outside auditor and for taking, or recommending that the full Board take, appropriate action to ensure the independence of the outside auditor.

6.	The Audit Committee shall establish policies and procedures for engagement of the outside auditor and shall pre-approve all audit and permitted non-audit services (including the fees and terms thereof) subject to the de minimus exceptions for non-audit services described in Section 10A(i)(1)(B) of the Securities Exchange Act, which are approved by the Committee prior to the completion of the audit. (By approving the audit engagement, any audit service within the scope of the engagement shall be deemed to have been approved in advance.)

7.	The Audit Committee will consider, in consultation with the outside auditor and the internal auditors, the annual audit scope, the results of the annual audit, the procedural plans made by the internal auditors and the outside auditor, and any significant difficulties encountered during the course of the audit.

8.	The Audit Committee will ensure that the internal auditors and outside auditor coordinate the internal and external audits to obtain completeness of coverage, reduce redundancy and the effective and efficient use of audit resources.

Responsibilities for reviewing internal audits, the annual external audit and the review of quarterly and annual financial statements

1.	The Audit Committee will coordinate with the outside auditor to provide the Audit Committee with a timely analysis of significant reporting issues.

2.	The Audit Committee will engage in discussion regarding the outside auditors’ judgments about the quality, not just the acceptability, of the Bank’s accounting principles as applied in its financial reporting. Discussions shall include the following issues:

•	Consistency, clarity and completeness the Bank’s accounting policies and disclosures;

•	Degree of aggressiveness or conservatism of the Bank’s accounting principles and underlying estimates;

•	Critical accounting policies and practices used, including any significant changes in the Bank’s selection or application of accounting principles and the impact, if significant, of such changes on the Bank’s financial reports; and

•	Other significant decisions made by management in applying accounting principles or relating to financial statement presentation.

These discussions will focus on items that have a significant impact on the representational faithfulness, verifiability and neutrality of the financial statements.

3.	The Audit Committee will inquire about the existence and substance of any significant accounting accruals, reserves or estimates made by management that had or may have a material impact on the financial statements.

4	The Audit Committee will determine the open years on federal and state income tax returns and whether there are any significant items that have been or might be disputed by the taxing authorities and inquire about the status of related tax reserves.

5.	The Audit Committee will discuss and review the Bank’s policies with respect to risk assessment and risk management, and will ask management, the internal auditors and the outside auditor about significant financial risks and exposures as well as evaluating management’s steps for minimizing such risks.

6.	The Audit Committee will review annually the following with management, the outside auditor and the internal auditors:

•	The adequacy and effectiveness of the Bank’s internal controls (including any significant deficiencies or changes and any material weaknesses in internal controls reported to the Audit Committee by the outside auditor or management), including computerized information system controls and security.

7.	The Audit Committee will consider and review with management and the internal auditors:

•	Any significant findings during the year and management’s response to them;

•	Any difficulties the internal auditors encountered while conducting audits, including any restrictions on the scope of their work or access to required information;

•	Any changes to the planned scope of the internal audit plan that the Audit Committee thinks advisable;

•	The internal audit department’s budget and staffing; and

•	Whether the internal auditors have complied with the Institute of Internal Auditor’s Standards for the Professional Practice of Internal Auditing.

8.	The Audit Committee will review the Bank’s annual financial statements, including the independent accountant’s management letters. The Audit Committee, or a representative thereof, shall review the Bank’s quarterly Thrift Financial Report.

Responsibilities Regarding Corporate Governance

The responsibility of the Audit Committee in the area of corporate governance is to provide assurance that the Bank is in compliance with pertinent laws and regulations, is conducting its affairs ethically, and is maintaining effective controls against employee conflict of interest and fraud. To accomplish this, the Audit Committee shall:

•	Review Bank policies relating to compliance with applicable laws and regulations, ethics (including the Bank’s Code of Conduct and monitoring compliance therewith), conflicts of interest, and the investigation of any alleged acts of misconduct or fraud.

•	Review material legal proceedings involving the Bank and other contingent liabilities, including current and pending litigation or regulatory proceedings bearing on corporate governance.

•	Review significant cases of employee conflicts of interest, misconduct or fraud.

•	Review and approve all related-party transactions.

•	Review in-house policies and procedures for regular review of officers’ expenses and perquisites, including use of Bank assets.

•	Review and approve the functional and organizational framework of the Internal Audit Department for providing services to management and to the Audit Committee, including the purpose, responsibility, authority and reporting relationships of the internal audit function.

•	Discuss with the internal auditors and the outside auditor the review of the Bank’s electronic data processing procedures and controls.

•	Establish policies for the hiring of employees and former employees of the outside auditor.

•	Establish and maintain procedures for the receipt, retention and treatment of complaints received by the Bank regarding accounting, internal accounting controls or auditing matters, including procedures for the confidential, anonymous submission by employees of concerns regarding questionable accounting or auditing matters.

Periodic Responsibilities

The	Audit Committee will periodically:

1.	Review and reassess the performance of the Audit Committee and the adequacy of this Charter at least annually, recommending any changes to the Board.

2.	Review legal and regulatory matters that may have a material affect on the Bank’s financial statements, compliance policies and programs and reports from regulators.

3.	Meet, in person or telephonically, with the internal auditors, the outside auditor and management quarterly, or more frequently if necessary, to discuss any matters the Audit Committee or these groups believe should be discussed privately with the Audit Committee. In addition, the Audit Committee will meet in separate executive sessions semi-annually, or more frequently if necessary, to encourage and enhance communication among its members.

4.	Perform any other activities consistent with this Charter, the Bank’s Bylaws, as amended, and governing law, as the Audit Committee or the Board deems necessary or appropriate.

ANNUAL MEETING OF STOCKHOLDERS OF

QUAKER CITY BANCORP, INC.

November 19, 2003

Please date, sign and mail

your proxy card in the

envelope provided as soon

as possible.

¯ Please detach along perforated line and mail in the envelope provided. ¯

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE ELECTION OF ALL DIRECTOR NOMINEES AND “FOR” PROPOSAL 2.

PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE ☒

					FOR	AGAINST	ABSTAIN
1. Election of Directors:				2. In their discretion, the proxies are authorized to vote upon such other business as may properly come before the 2003 Annual Meeting.	☐	☐	☐
NOMINEES:
☐	FOR ALL NOMINEES	☐ Wayne L. Harvey
☐	WITHHOLD AUTHORITY FOR ALL NOMINEES	☐ Edward L. Miller ☐ J.L. Thomas
☐	FOR ALL EXCEPT (See instructions below)

THIS PROXY, WHEN PROPERLY EXECUTED WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED. IF NO DIRECTION IS GIVEN, THIS PROXY WILL BE VOTED FOR EACH OF THE PROPOSALS IN ACCORDANCE WITH THE BOARD OF DIRECTORS’ RECOMMENDATIONS.

The undersigned acknowledges receipt of the Notice of Annual Meeting and Proxy Statement for the 2003 Annual Meeting.

Whether or not you plan to attend the 2003 Annual Meeting, you are urged to execute, date and return this proxy, which may be revoked at any time prior to its use.

IMPORTANT – PLEASE SIGN AND DATE BELOW AND RETURN PROMPTLY.

INSTRUCTION: To withhold authority to vote for any individual nominee(s), mark “FOR ALL EXCEPT” and fill in the circle next to each nominee you wish to withhold, as shown here: ●

To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method.			☐

Signature of Stockholder		Date:		Signature of Stockholder		Date:

Note:	Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.

QUAKER CITY BANCORP, INC.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR EACH OF THE PROPOSALS.

IMPORTANT – PLEASE SIGN AND DATE ON OTHER SIDE AND RETURN PROMPTLY.

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF THE COMPANY.

The undersigned hereby appoints Frederic R. (Rick) McGill and Dwight L. Wilson, or either of them, each with full power of substitution, as the lawful proxies of the undersigned and hereby authorizes such persons to represent and to vote as designated below all shares of the common stock of Quaker City Bancorp, Inc. (the “Company”) which the undersigned would be entitled to vote if personally present at the 2003 Annual Meeting of Stockholders of the Company to be held on November 19, 2003 and at any adjournments or postponements thereof (the “2003 Annual Meeting”).

Please sign and date on the reverse side and mail promptly. You are encouraged to specify your choices by marking the appropriate boxes on the reverse side, but you need not mark any boxes if you wish to vote in accordance with the Board of Directors’ recommendations. If you do not sign and return a proxy or attend the 2003 Annual Meeting and vote by ballot, your shares cannot be voted.

(Continued and to be signed on the reverse side)